Exhibit 99.1

                      BROOKE CORPORATION TO LIST ON NASDAQ

OVERLAND PARK, Kan., June 13 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex:
BXX), a leading franchisor of insurance agencies, announced today that it has received approval for listing of its common stock on the Nasdaq National Market. Trading under the new Nasdaq listing and the symbol "BXXX" will commence at the open of the market on Monday, June 20, 2005. Consistent with the transfer of the listing to Nasdaq, trading of Brooke Corporation common stock on the American Stock Exchange under the symbol "BXX" will cease as of the close of business on Friday, June 17, 2005.

"We are very excited about our move to the Nasdaq National Market," stated Robert D. Orr, Chairman and Chief Executive Officer of Brooke. "Amex and its specialists have served and supported Brooke well and we are very appreciative of their services. However, we believe the Nasdaq listing will give increased visibility of Brooke to investors and provide an efficient electronic trading platform."

About our company ... Brooke Corporation is a holding company with three primary subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 420 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard-to-place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: delays in the transfer of listing from the American Stock Exchange to the Nasdaq National Market, the effects of such transfer, changes in the law and in economic, political and regulatory environments, and risks described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. Investors are directed to the Company's most recent annual, quarterly and current reports, which are available from the Company without charge or at http://www.sec.gov , for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             06/13/2005
    /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
    /Web site:  http://www.brookecorp.com
                http://www.sec.gov /